AMENDMENT TO
                               EXPENSE UNDERTAKING
                              DATED AUGUST 25, 2004


Amendment made this 22nd day of March, 2007 to the expense undertaking (the "Agreement") dated as of August 25, 2004 made by Adelante Capital Management LLC, a Delaware limited liability company ("ACM"), to Adelante Funds, a Delaware business trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to Adelante U.S. Real Estate Securities Fund (the "Fund"), a series of the Trust:

WHEREAS, ACM desires to continue the current term of the Agreement until at least May 31, 2008 and for automatic one year term terms thereafter provided it does not serve notice of termination in the thirty days prior to the expiration of the then current term; and

WHEREAS, Paragraph 3(e) of the Agreement provides that it may not be modified except by a writing signed by the parties thereto;

NOW THEREFORE, the parties hereby amend the Agreement to provide as follows:

         1. Paragraph 2 of the Agreement is amended to the extent necessary to provide that the current term of the Agreement shall continue through May 31, 2008 and shall automatically renew for one-year terms unless ACM provides notice to the Trust of the Agreement's termination at least thirty days prior to the end of the then current term; provided, however, that the Agreement shall terminate automatically upon termination of the advisory agreement dated August 25, 2004 between ACM and the Trust.










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         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers as of the date first set forth above.


                                            ADELANTE CAPITAL MANAGEMENT LLC



                               By:    /s/Mark J. Nuti
                                      ------------------------------------------
                                      Name:  Mark J. Nuti
                                      Title: Chief Operating Officer


Acknowledged:

ADELANTE FUNDS, on behalf of its series
ADELANTE U.S. REAL ESTATE SECURITIES FUND


By:    /s/Mark A. Hoopes
       -------------------------------------
       Name:  Mark A. Hoopes
       Title: Chief Compliance Officer